Exhibit 11.1

This document contains proprietary information of the Coca-Cola Andina Group, which has been strictly prepared for the purpose of being used in the Company’s operations and may not be partially or wholly provided, rephrased, or disclosed to third parties without the express authorization of the Corporate Management Area responsible for this document.

PRIVILEGED INFORMATION MANUAL AND

OTHER INFORMATION OF INTEREST TO THE MARKET

Version	Description of Changes	Approval	Effective Date
1.0	Initial Version	Board of Directors	March 1999
2.0	Update	Board of Directors	May 2013
3.0	Update	Board of Directors	November 2021

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PRIVILEGED INFORMATION MANUAL AND OTHER INFORMATION OF INTEREST TO THE MARKET	Effective Date November 2021
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I.BACKGROUND

This Privileged Information Management Manual (hereinafter “PIM” or “Manual”) replaces the “Policy on Confidential Information and Personal Investments” that was originally approved by the Board of Directors of Embotelladora Andina S.A. (hereinafter “Andina” and/or the “Company”) at its session held on March 30, 1999.

The purpose of this PIM is to present to the market the policies and internal rules of the Company regarding the type of information that will be made available to investors, and the systems adopted so that such information is communicated to them in a timely manner. For this purpose, the Manual establishes rules that regulate the procedures and policies for disclosure of transactions carried out by certain shareholders, directors, managers and principal officers of the Company, blackout periods, disclosure of information of interest, reserved facts and treatment of confidential information.

The PIM standards are mandatory for all employees, officers and members of the Board of Directors of Andina and its subsidiaries, as well as for any third party acting in representation of the Company (hereinafter, the “Person” or “Persons”).

This PIM is not intended to modify the legal rules governing the use of Privileged Information (as defined below), which bind anyone in possession of such information.

The Chief Executive Officer and/or the Chief Legal Officer will be responsible of communicating to the Financial Market Commission (“CMF” for its acronym in Spanish) and corresponding Stock Exchanges (the “Exchanges”), the modifications that this PIM may undergo in the future.

DEFINITIONS

For the purposes of understanding the scope of this PIM it is necessary to understand the following concepts:

1.	Value(s)

For this purpose, it is any financial instrument, debt, or capital title, issued by Andina, whether or not such instruments constitute “Values” or “Securities” under Chilean or United States law; among others, and without being limiting, stocks, ADRs, and/or bonds.

2.	Confidential Information

Confidential Information is all information relating to the Company, its business or its Securities, to which Persons have access in the exercise of their position or function within the Company, and which has not been made public in the manner indicated in this PIM.

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Confidential Information should only be used for business-related purposes. It is absolutely forbidden to use Confidential Information for personal benefit or for the benefit of third parties other than the Company.

Likewise, it is also forbidden to disclose any Confidential Information, except i) to those Persons who have a strict need to know it in order to properly fulfill their functions within the Company; or ii) in compliance with legal obligations to disclose said information.

3.	“Privileged Information”

Is all such information:

a.	about the Company, its business or its Securities;

b.	not disclosed on the market; and

c.

that by its nature may influence the price of the Securities (or, as indicated in Chile’s Securities Market Law No. 18,045 (hereinafter “LMV” for its acronym in Spanish), “... that which a prudent person would consider important to his/her investment decisions and, in general, any non-public, oral or written information of the Company, of an essential nature, regarding himself/herself or the Securities offered and that may influence the purchase or sale of a Security”).

4.	Essential Information

It is that relevant information related to the situation of an issuer and/or its business, i.e., Essential Information is that relating to any fact that a prudent person would consider important for his/her investment decisions.

It is this type of information that generates the obligation to present a “Material Event” to the market.

5.	Reserved Information

With the approval of three quarters of the directors in office, certain facts or background information that constitute Essential Information may be classified as “Reserved”.

In order to do so, this information shall comply with two requirements:

(i)It must be solely and exclusively related to “pending negotiations”; and

(ii)That the disclosure of such information “may prejudice the social interest of the entity”.

This statement must be reported to the CMF, in the form established for this purpose by the applicable rules.

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6.	Information of Interest

It is all Confidential Information that, without reverting to the nature of Essential Information, may be useful to disclose for an adequate analysis of the economic and financial situation of the Company, its securities, or their offerings.

If this type of information has not been formally disclosed by the Company, and it is intended to be provided directly or indirectly to a specific group of interested parties in the market, then such Information of Interest must be disclosed to the market in general, at the same time as it is provided to the specific group in question.

For these purposes, it is understood that the Information of Interest is delivered to the market if it is published on the Company’s website.

7.	Personal Investments

Are those investments that a person carries out on behalf of himself/herself or on behalf of members of his/her immediate family, including the purchase or sale of shares or other securities or titles, such as investment contracts, forwards and all derivative instruments, such as options or others. The definition includes securities or investments that may constitute “Valores” under Chilean law or “Securities” under the laws of the United States.

8.	Authorized Person(s) or Official Spokesperson

The person(s) authorized by the Board of Directors to disclose Confidential Information to third parties or the media. For these purposes, Authorized Person(s) means: (i) the Chairman of the Board of Directors; (ii) the Chief Executive Officer; (iii) the Chief Financial Officer; (iv) the Chief Legal Officer ; (v) the General Manager of the respective subsidiary; and (vi) in general, any other person specially authorized to do so by the Chief Executive Officer or the Board of Directors of Andina.

II.GENERAL RULES

All Persons may make Personal Investments provided that such investments are consistent with applicable laws and regulations, and with this PIM.

ANY PERSONAL INVESTMENT DECISION SHOULD ONLY BE BASED ON INFORMATION THAT IS AVAILABLE TO THE GENERAL PUBLIC.

It is absolutely forbidden to make Personal Investments based on Privileged Information. Violations of this obligation may be sanctioned by the authority and/or considered by Andina as a serious breach of the obligations of the Employment Contract.

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NOTWITHSTANDING THE FOREGOING, IT IS CLEARLY STATED THAT THE ULTIMATE RESPONSIBILITY FOR KNOWING AND COMPLYING WITH THE APPLICABLE LEGAL AND REGULATORY PROVISIONS ON INVESTMENTS WILL REST EXCLUSIVELY ON THOSE WHO MAKE SUCH INVESTMENTS, AND IN NO CASE ON THE COMPANY.

The following rules govern the disclosure and use of Confidential Information

1.	General Principle: “Need to Know”

No person to whom this PIM applies shall disclose Confidential Information available except to Persons who:

(a)	need to know the information in question, in order to adequately serve Andina’s business purposes (the “Need to Know”); and

(b)	there are reasons to anticipate that they will maintain confidentiality about it.

No Person may communicate Confidential Information to any person, if there are circumstances or backgrounds that make it foreseeable that the recipient may make improper use of such information.

2.	Use of Confidential Information

Confidential Information may only be used for Andina’s business purposes and must never be used for personal gain or for the benefit of third parties other than the Company.

3.	Privileged Information Safeguarding Mechanisms

No Person may sell or buy any Security when in possession of Privileged Information or when restricted by this PIM.

In this regard, it is important to note that while in possession of Privileged Information, Persons are required to comply with the following duties or “Safeguarding Mechanisms”: (a) Duty of reserve: they must refrain from disclosing this information; (b) Duty to Refrain from Use: Any Person in possession of such information shall refrain from using it for any purpose other than in the best interest of the Company; (c) Duty to Refrain from Recommendation: Any Person in possession of this type of information shall refrain from recommending in any form and to any third party, the acquisition or disposal of Securities issued by our Company.

4.Mechanisms for Continuous Dissemination of Information of Interest

The Information of Interest will be understood to be disclosed to the market once it is published on the Company’s website, or in any formal means that Andina deems suitable for these purposes. When the information to be disclosed is Essential Information, it will be understood to be disclosed to the market when it is informed as a Material Event through the means that the rules and / or the CMF deem appropriate.

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In the event that Information of Interest has not been disclosed by a formal means of our Company and is provided to a certain market group, that information must also be made known to the market as a whole, through the Company’s website.

Notwithstanding the foregoing, the aforementioned disclosure of this Information of Interest will not be necessary, in the event that it is made with the exclusive purpose of complying with any legal or contractual regulation, and to the extent that the recipient of this information is equally legally or contractually required to keep the information received confidential.

5.Former Employees

The rules of this Manual bind Persons while in possession of Confidential Information they have received during their work for Andina.

6.Disclosure of Material Events

Pursuant to Article 10 of the LMV, entities registered in the Securities Registry of the CMF must disclose in a truthful, sufficient, and timely manner, any fact or essential information regarding themselves and their business, at the time such fact or information occurs or comes to their knowledge.

i.Body in charge of evaluating the essentiality of the information.

The Board of Directors shall be the body in charge of determining whether the facts or background information relating to the Company, its business, or securities, are considered a material event and, if so, of ordering their disclosure in accordance with the regulations in force.

ii.Disclosure of material events.

Unless the Board of Directors decides otherwise with respect to a specific material event, the disclosure of material events shall be the responsibility of the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer.

iii.Supervening material events.

In the event that a supervening event has the characteristics of a material event and the Board of Directors is unable to meet immediately to decide on the matter, the Chairman of the Board of Directors and the Chief Executive Officer shall evaluate the situation and shall be empowered to make such disclosures as may be necessary to ensure that the shareholders and the market are adequately informed.

In exercising the foregoing authority, the Chairman of the Board, together with the Chief Executive Officer, shall take such steps as may be necessary to ensure that the members of the Board are informed of the facts that are the subject of the information and the disclosures made in connection therewith.

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PRIVILEGED INFORMATION MANUAL AND OTHER INFORMATION OF INTEREST TO THE MARKET	Effective Date November 2021
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III.PERSONAL INVESTMENTS OF DIRECTORS, MANAGERS AND PRINCIPAL OFFICERS

1.General Rule

Directors, managers, administrators and principal officers of the Company, as well as the entities controlled directly by them or through other persons, must inform each of the Stock Exchanges of the country in which Andina is registered, their position in Securities of Andina and of the entities of the business group of which it is part.

2.Transactions and Holdings to be reported

Any Director, Manager or Principal Officer of the Company shall:

1)

Inform the CMF and the Stock Exchanges, no later than the day after the transaction is carried out, of any acquisition or disposal of Company shares. The same obligation shall apply to any acquisition or disposal of contracts or Securities whose price or result depends or is conditioned, in whole or in significant part, on the variation or evolution of the price of such shares. The communication must be sent no later than the day after the operation has been materialized, by the technological means indicated by the CMF by means of a general rule;

2)	Inform the Stock Exchanges of its position in the Company’s shares, and any significant variation experienced by such position.

3)

Report to the Company’s Board of Directors, its position in securities of the Company’s most relevant suppliers, customers and competitors, including those securities held through directly controlled entities or through third parties; and

4)

Finally, they must inform the Company of the acquisitions and disposals of Andina shares made by their spouses, partners and relatives up to the second degree of consanguinity or affinity (as well as any entity controlled, directly or through other persons, by any of them).

3.Duration of Personal Investments

Investments made by directors, managers, administrators and principal officers of the Company, as well as entities controlled directly by them or through other persons in Securities issued by the Company must be made for periods of time such that, taking into consideration the nature and characteristics of the securities that are the object of the investment, do not have and cannot be understood as being of a speculative nature or with the purpose of taking advantage of profits or avoiding transitory losses that could originated from the improper use of Privileged Information.

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IV.BLACKOUT PERIODS

This PIM determines certain restrictions on the purchase and sale of Securities depending on the information in question, as well as the time that elapses between each periodic public disclosure of the Company’s results, and the knowledge that the Board of Directors had of it internally.

1.General Restriction Period

There shall be a “General Restriction Period” for all directors, managers, administrators and principal officers of the Company, as well as their spouses, partners and relatives up to the second degree of consanguinity or affinity, within thirty days prior to the disclosure of the Company’s quarterly or annual financial statements.

During such period, the mentioned persons shall refrain from directly or indirectly trading Securities issued by the Company.

2.	Special Restriction or Blackout Periods

The Board of Directors or the Chief Executive Officer may determine Special Restriction Periods (or “Blackout Periods”) without further explanation or rationale. These periods shall be determined from time to time and shall be communicated to the Person or Persons who are affected.

Both the existence of a Special Restriction or Blackout Period and its communication shall be considered for all purposes as Privileged Information.

It is important that the Persons bound by this PIM, when carrying out transactions with Securities issued by the Company outside the General Period of Restriction or Special Restriction or Blackout Period, exercise due caution not to engage in conduct that could be considered as contrary to the rules on Privileged Information established by law and by this PIM.

V.CONSEQUENCES AND SANCTIONS

1.Legal Consequences

Chilean law sanctions breaches of LMV as administrative misdemeanors or as crimes.

As a general rule, any non-compliance with the LMV that does not have a special penalty, may be administratively sanctioned by the CMF, either through censorship or fines. Such sanctions may also be imposed on non-compliance with the rules issued by the CMF in the use of its powers.

Notwithstanding the foregoing, certain conducts, including some related to Privileged Information, constitute a crime and are punishable, in addition to fines, with custodial sentences and the penalty of disqualification from holding positions of director, administrator, manager or liquidator of an open stock corporation or any

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other company or entity issuing securities of public offer or that is subject to the supervision of the CMF, or that of the Superintendence of Pensions

In addition, infringements of the LMV may also result in civil liability on the part of the infringer. Such civil liability results in an obligation to compensate for the damages of those who have been affected by the infringement.

2.	Internal Consequences and Sanctions

Since not all recipients of this PIM have a subordination and employment dependency relationship with the Company, the Company’s ability to impose disciplinary action on those who have violated this PIM, is restricted to the possibility of exercising administrative authority with respect to them.

However, in those cases in which such a possibility exists, the violations will be reported to the Board of Directors, which will analyze them to determine the possible enactment of sanctions.

Such sanctions may include, among others deemed pertinent, a reprimand; the recording of the facts for consideration in the future professional development of the offending Person within Andina; the possible dismissal of the offending Person; and the possible reporting of the facts to the corresponding authorities. The sanction will be determined based on the nature and seriousness of the facts constituting the infraction and its consequences for Andina, its shareholders and the market in general.

In case of doubt as to whether a situation constitutes a violation of this Manual, the Persons involved should consult the General Manager of each of the operations, and if the conflict persists, the Company’s Chief Executive Officer.

VI.VALIDITY, MEANS OF DISCLOSURE AND ADMINISTRATION OF THIS PIM

This PIM shall be in effect indefinitely, notwithstanding any adjustments or amendments that the Board of Directors or person authorized by the Board of Directors to do so, may decide to make from time to time, which shall also be disclosed.

The Company’s senior management shall be responsible for disseminating this PIM, by its inclusion on the Company’s website and through periodic trainings.

It will be the responsibility of the General Manager of each of the Company’s operations to take the necessary precautions to have an updated copy of this Manual on the Company’s and subsidiaries’ websites.

The Board of Directors has delegated the administration of this PIM to the Chief Executive Officer, under the supervision of the Directors’ Committee.

The existence of this Manual does not replace, nor does it amend the Code of Ethics and Code of Business Conduct.

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